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                                August 30, 2001





To the Persons Listed on
Schedule A attached hereto

     Re:   M&I Auto Loan Trust 2001-1
           Federal Tax Opinion

Ladies and Gentlemen:

     We have acted as special federal tax counsel for M&I Marshall and Ilsley Bank ("M&I Bank"), Bond Securitization, L.L.C. ("Depositor") and Bankers Trust (Delaware), not in its individual capacity but solely as owner trustee for M&I Auto Loan Trust 2001-1, a Delaware common law trust (the "Owner Trustee" or the "Trust"), in connection with the issuance and sale of Class A-1 Asset-Backed Notes (the "Class A-1 Notes"), Class A-2 Asset-Backed Notes (the "Class A-2 Notes"), Class A-3 Asset-Backed Notes (the "Class A-3 Notes"), Class A-4 Asset-Backed Notes (the "Class A-4 Notes"; together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Class A Notes") and Class B Asset-Backed Notes (the "Class B Notes"; together with the Class A Notes, the "Notes") to be issued pursuant to the Indenture, dated as of August 30, 2001 (the "Indenture"), among M&I Bank, the Owner Trustee and Bank One, National Association, as Indenture Trustee (the "Indenture Trustee"). Capitalized terms not otherwise defined herein are used as defined in the Indenture.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions, including: (i) the Prospectus, dated August 15, 2001 (the "Prospectus") and the Prospectus Supplement (to the Prospectus), dated August 13, 2001 (the "Prospectus Supplement"), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the Indenture; (iii) the Purchase Agreement; (iv) the Sale and Servicing Agreement; (v) the Trust Agreement; (vi) the Amended and Restated Limited Liability Company Agreement of the Depositor; (vii) specimens of the Notes and (viii) a specimen of the Certificate (collectively the "Operative Documents").
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     The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     Based upon the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, it is our opinion that,

     (1) the Notes will be treated as debt for United States federal income tax purposes;

     (2) each of the Depositor and the Trust will be disregarded as separate entities for United States federal income tax purposes and will not be subject to United States federal income tax; and

     (3) the Certificate represents direct ownership of the Trust's assets for United States federal income tax purposes.

     The scope of these opinions are expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.


                                    Very truly yours,

                                    /s/ Mayer, Brown & Platt

                                    MAYER, BROWN & PLATT

SML/JVG/KAA
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                                  Schedule A
                                  ----------


Standard & Poor's Ratings Services
55 Water Street
40/th/ Floor
New York, New York 10041

Banc One Capital Markets, Inc., as Representative of the several Underwriters
1 Bank One Plaza
Chicago, Illinois 60670

Bankers Trust (Delaware)
1011 Center Road, Suite 200
Wilmington, Delaware 19805

Bank One, National Association, as Indenture Trustee
1 Bank One Plaza
Mail Code IL1-0481
Chicago, Illinois 60670
Attention: Global Corporate Trust Services Division

M&I Marshall & Ilsley Bank
700 North Water Street
Milwaukee, Wisconsin 53202

Bond Securitization, L.L.C.
1 Bank One Plaza
Chicago, Illinois 60670